Exhibit 10.1

THIRD AMENDMENT

TO

KAMAN CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS THIRD AMENDMENT is dated August 7, 2012, between Kaman Corporation, a Connecticut corporation (the “Company”), and Neal J. Keating (the “Executive”) (this “Amendment”).

WHEREAS, the Executive and the Company are parties to an Amended and Restated Change in Control Agreement effective as of September 17, 2007, as amended (the “Agreement”);

WHEREAS, on February 25, 2010, the Company provided the Executive with written notice of non-renewal in accordance with Section 2 of the Agreement, stating that it was considering alternatives to Section 5.2 (Section 4999 Excise Tax) of the Agreement and that the existing Section 5.2 would not be included in any future renewal;

WHEREAS, the Company has determined to rescind its notice of non-renewal and renew the Agreement in accordance with Section 2 thereof, contingent upon the Executive’s agreement to replace the existing Section 5.2 with the alternative proposed by the Company in this Amendment;

WHEREAS, the Executive agrees with the terms of this Amendment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows, effective as of September 17, 2012:

1.	Term. Section 2 of the Agreement is amended in its entirety to read as follows:

“2. Term.

The Term of this Agreement is renewed for a period of one (1) year, beginning September 17, 2012 and shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the then current one (1) year term, the Company or Executive has notified the other that the term hereunder shall expire at the end of the then-current term. Notwithstanding any such notice, the term of this Agreement shall not expire before the second anniversary of a Change in Control that occurs within the term of this Agreement. The renewal term beginning September 17, 2012, as it may be extended under this Section 2, is herein referred to as the “Term.””

2.	Section 4999 Excise Tax. Section 5.2 of the Agreement is amended in its entirety to read as follows:

“5.2 Section 4999 Excise Tax

The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement, including, without limitation, any Excise Tax; provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or an affiliate (collectively, the "Payments") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.  For purposes of this Section:

(a)          The "net after-tax benefit" shall mean (i) the Payments which the Executive receives or is then entitled to receive from the Company or its affiliates that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)          All determinations under this Section will be made by an accounting firm or law firm that is selected for this purpose by the Personnel and Compensation Committee of the Company’s Board of Director’s prior to the Change in Control (the "280G Firm").  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under this Section and detailed supporting calculations to the Executive and the Company as soon as reasonably practicable.

(c)           If the 280G Firm determines that one or more reductions are required under this Section, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive.  The 280G Firm shall make reductions required under this Section in a manner that maximizes the net after-tax amount payable to the Executive.

(d)          As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the "Overpayments"), or that additional amounts should be paid or distributed to the Executive (collectively, the "Underpayments").  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

(e)          The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section.”

(f)           In the event the Internal Revenue Service audits the Executive and challenges (i) the determinations made by the 280G Firm under this Section or (ii) valuation of the Executive’s covenants not-to-compete and not-to-solicit for purposes of Sections 280G and 4999 of the Code (as performed by the accounting firm or law firm engaged by the Company), then the Company shall reimburse the Executive for his reasonable out-of-pocket expenses, including reasonable legal and tax professional fees, incurred in defending such determinations or valuation during such audit and any related legal proceedings arising thereafter.  The Executive shall provide the Company upon request with such documentation, as reasonably requested, which describes the scope of, and issues related to, such audit or legal proceedings and the details of the expenses incurred by the Executive.

3.	Appendix A. Appendix A (Tax Gross-up Payment Rules and Procedures) to the Agreement is deleted in its entirety.

4.	Capitalized Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.	Full Force and Effect. As expressly modified by the terms of this Amendment, the provisions of the Agreement shall continue in full force and effect.

6.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

7.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

Kaman Corporation

/s/ William C. Denninger
William C. Denninger
Executive Vice President and Chief Financial Officer

Neal J. Keating

/s/ Neal J. Keating
Neal J. Keating